Exhibit 5.1

April 29, 2011

DynaVox Inc.

2100 Wharton Street

Suite 400

Pittsburgh, PA 15203

Ladies and Gentlemen:

We have acted as counsel to DynaVox Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 20,451,648  shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) issuable upon exchange of limited liability company units (“Holdings Units”) of DynaVox Systems Holdings LLC, a Delaware limited liability company. The Shares may be issued upon exchange of Holdings Units from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement; the Exchange Agreement, dated as of April 21, 2010, among the Company and the holders of Holdings Units from time to time party thereto (the “Exchange Agreement”), which has been filed with the Commission as an exhibit to the Registration Statement; and Amendment No.1 to the Exchange Agreement, dated as of April 26, 2011, among the Company and the Holdings Unitholders party thereto (“Amendment No.1”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued in exchange for Holdings Units in accordance with the Exchange Agreement (as amended by Amendment No.1), the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP